Exhibit 10(c)
SUPPLEMENTAL RETIREMENT PLAN
OF ENTERGY CORPORATION AND SUBSIDIARIES
(As Amended and Restated Effective January 1, 2009)

Certificate of Amendment
Amendment No. 4

THIS INSTRUMENT, executed this 30th day of June, 2014, and effective July 1, 2014 constitutes the Fourth Amendment of the Supplemental Retirement Plan of Entergy Corporation and Subsidiaries (As Amended and Restated effective January 1, 2009) (the “Plan”).

All capitalized terms used in this Amendment No. 4 shall have the meanings assigned to them in the Plan unless otherwise herein defined.

Pursuant to Section 10.01 of the Plan, in order to clarify certain provisions of the Plan, and further to implement the Resolutions of the Personnel Committee of the Board of Directors adopted at its meeting of January 30, 2014 excluding from participation in the Plan any Employee who is hired, rehired or promoted by a System Company on or after July 1, 2014, the Plan is hereby clarified and amended effective July 1, 2014, as follows:

1.	Section 1.17, the definition of “Key Employee,” is clarified to read as follows:

“1.17
“Key Employee” shall mean a “Key Employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Administrator, in its sole discretion, in a manner consistent with the regulations issued under Code Section 409A.”

2.	Section 1.19, the definition of “Participant,” is amended by adding the following sentence at the end thereof:

“Notwithstanding the preceding, no Employee may become a Participant in the Plan after June 30, 2014.”

3.	Section 1.26, the definition of “Retirement from Service,” is clarified to read as follows:

“1.26
“Retirement from Service” or “Retirement” shall mean the Participant’s retirement from service with the Employer in accordance with Section 3.01 or 3.02, provided that such Participant has a separation from service which meets the requirements of Code Section 409A and the regulations thereunder.”

4.	Section 4.02, “Effect of Officer Status Demotion,” is amended in its entirety to read as follows:

“4.02
Effect of Officer Status Demotion. If a Participant is demoted from the position he held on the date he commenced participation in the Plan (“Demotion”), the period of System Company employment subsequent to the date of such Demotion shall not be included in determining such Participant’s Years of Service for any purpose under the Plan including, without limitation, the calculation of benefits under Section 4.01. Notwithstanding the immediately preceding sentence to the contrary, in the event a Participant experiences a

Demotion, the Administrator, in its sole discretion, may permit such Participant to continue the accrual of benefits under the Plan based on the period of his employment subsequent to the date of his Demotion, provided such Participant remains an Employee. Unless the Administrator determines that such demoted Participant is eligible to continue the accrual of benefits subsequent to his Demotion within sixty (60) days from the date of such Demotion, but no later than June 30, 2014, the calculation of such Participant’s benefits under the Plan shall be subject to the limitation described in the first sentence of this Section 4.02. If a Participant whose benefits are limited in accordance with the first sentence of this Section 4.02 is subsequently reinstated prior to July 1, 2014 to at least the position or level he held on the date he commenced participation in the Plan, the period of employment subsequent to such reinstatement shall be included in determining his Years of Service under the Plan. There shall be no recognition under the Plan of reinstatements that occur on or after July 1, 2014. The provisions of this Section 4.02 with respect to Demotions of Participants who were System Company officers shall be effective as of November 1, 1991; provided, however, that the date of Demotion for a Participant who was a System Company officer and who experienced such Demotion prior to November 1, 1991, shall be deemed to be November 1, 1991 for purposes of this Section 4.02. The provisions of this Section 4.02 with respect to Demotions of Participants who were not System Company officers shall be effective as of September 30, 2002; provided, however, that the date of Demotion for a Participant who was not a System Company officer and who experienced such Demotion prior to September 30, 2002, shall be deemed to be September 30, 2002 for purposes of this Section 4.02.”

5.	The first sentence of Section 4.03. “Participation in Additional Non-Account Balance Plans,” is amended to read as follows:

“Notwithstanding any other Plan provision to the contrary, the following provisions of this Section 4.03 shall apply, to the extent applicable, with respect to any Participant who also participates in any or all of the System Executive Retirement Plan of Entergy Corporation and Subsidiaries (“SERP”), the Pension Equalization Plan of Entergy Corporation and Subsidiaries (“PEP”), and the Cash Balance Equalization Plan of Entergy Corporation and Subsidiaries, which plans, together with this Plan, constitute Non-Account Balance Plans for purposes of Code Section 409A.”

6.	Section 4.03(c) is amended in its entirety to read as follows:

“(c)
Timing of Benefit Payments. A Participant’s benefit commencement date shall be the same under this Plan, the PEP, the SERP, and the Cash Balance Equalization Plan of Entergy Corporation and Subsidiaries, to the extent applicable.”

7.	Sections 5.01(a) and 5.01(b) are clarified to read as follows:

“(a)
Retirement/Separation Benefit. A Participant’s Plan benefit, as determined in accordance with Article IV, shall be payable in the form of a single-sum distribution as soon as reasonably practicable following the applicable Income Payment Date. In all events, the single-sum distribution shall be made no later than the end of the calendar year that includes the Participant’s Income Payment Date or, if later, by the 15th day of the third calendar month following the Participant’s Income Payment Date.

(b)
Death Benefit. In the event of a Participant’s death prior to his Retirement or Separation from Service Income Payment Date, the Participant’s Beneficiary shall receive a death benefit under this Plan, as determined under Section 4.04, in a single-sum distribution as soon as reasonably practicable following the first day of the first month next following the Participant’s date of death (i.e., the “Beneficiary’s Income Payment Date”). In all events, the single-sum distribution shall be made no later than the end of the calendar year that includes the Beneficiary’s Income Payment Date, or, if later, by the 15th day of the third calendar month following the Beneficiary’s Income Payment Date.”

8.	Section 5.03 is clarified to read as follows:

“5.03
Code Section 409A Delayed Payments. Notwithstanding any Plan provision to the contrary, no Plan benefits shall be paid to a Participant who is a Specified Employee at the time of his Retirement or Separation from Service until the earlier of the Participant’s death or six months following the Participant’s Retirement or Separation from Service. If distribution is delayed pursuant to this Section 5.03, the delayed distribution amount shall be credited with investment returns to the payment date as if such amount were invested in the Entergy Stable Income Fund or such other investment fund as from time-to-time may be designated in advance and in writing by the Administrator. The full amount of the Participant’s delayed distribution amount, including investment returns deemed credited pursuant to this Section 5.03, shall be distributed to the Participant as soon as reasonably practicable following the first day of the first month next following the earlier of the Participant’s date of death or the last day of the six-month delay period (the “Delayed Payment Date”). In all events, such payment shall be made no later than the end of the calendar year that includes the Delayed Payment Date, or, if later, by the 15th day of the third calendar month following the Participant’s Delayed Payment Date.”

9.	Section 8.03 is clarified to read as follows:

“8.03
Benefit Commencement Date. Notwithstanding any Plan provision to the contrary except Section 5.03, if during a Change in Control Period there should occur a Qualifying Event with respect to a Participant and if there does not occur a forfeiture event referenced in Section 8.02, the Participant’s Plan benefit amount, if payable under Subsection 4.03(b), shall be determined according to Section 4.01 without regard to the Section’s eligibility requirements. Notwithstanding the provisions of Article III to the contrary, such Participant’s Income Payment Date shall be as soon as reasonably practicable following the first day of the first month next following the Participant’s Qualifying Event, subject to the delay requirement set forth in Section 5.03 to the extent applicable. In all events, distributions shall be made no later than the end of the calendar year that includes the first day of the first month next following such Qualifying Event or, if later, by the 15th day of the third calendar month following the first day of the first month next following the Participant’s Qualifying Event.”

10.	Section 9.10 of the Plan, “Judicial Proceedings for Benefits,” is clarified to read as follows:

“9.10
Judicial Proceeding for Benefits. In order to institute any action or proceeding in any state or federal court of law or equity, or before any administrative tribunal or arbitrator, a claimant/appellant must initiate such action or proceeding within 90 days from the later of: (i) the earlier of (a) the date of the adverse appeal notification from the Claims Appeal Administrator or (b) 120 days from the date the appeal is received by the Claims Appeal

Administrator, and (ii) the end of the 60 days in which a claimant has to appeal an adverse benefit determination, as described in Section 9.09. Notwithstanding the foregoing, a claimant must exhaust all procedures set forth herein prior to instituting any action or proceeding in any state or federal court of law or equity, or before any administrative tribunal or arbitrator, for a claim for benefits under the Plan.”

11.	Section 10.02(d) is clarified to read as follows:

“(d)
Unless agreed to in writing and signed by the affected Participant and by the Plan Administrator, no provision of this Plan may be modified, waived or discharged during the period after the Potential Change in Control and before the earlier of: (i) the expiration of the two-year period commencing on the date of a Potential Change in Control, or (ii) the date on which the Change in Control event contemplated by the Potential Change in Control is terminated.”

IN WITNESS WHEREOF, the Personnel Committee has caused this Fourth Amendment to the Supplemental Retirement Plan of Entergy Corporation and Subsidiaries (As Amended and Restated Effective January 1, 2009) to be executed by its duly authorized representative on the day, month, and year above set forth and effective July 1, 2014.

ENTERGY CORPORATION
PERSONNEL COMMITTEE
through the undersigned authorized representative

/s/ Donald W. Vinci_________________________
DONALD W. VINCI
Senior Vice-President
Human Resources & Chief Diversity Officer